Exhibit 99.1

news	MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, MD USA 21046

Release Date: July 9, 2008	Contact:	Peter J. Rogers, Jr.
Executive Vice President, Investor Relations
443.285.8059
progers@micros.com

MICROS ANNOUNCES STOCK BUYBACK

Columbia, MD—July 9, 2008—MICROS Systems, Inc. (NASDAQ:MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced that its Board of Directors has approved the repurchase of an additional 2,000,000 shares of its Common Stock over the next three years. This follows the 2,000,000 shares of Common Stock (post split) approved by the MICROS Board of Directors in November 2007 for repurchase, which has now been substantially completed. Shares will be purchased from time to time in the open market as business conditions warrant. This stock buyback will take effect immediately.

About MICROS Systems, Inc.
MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 310,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 21,000 hotels worldwide, as well as point-of-sale and loss prevention products through its MICROS-Retail division for more than 90,000 retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS. For more information on MICROS Systems, Inc. visit www.micros.com.